U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[x]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

     Caggia                          Andrew                M.
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   (Last)                            (First)              (Middle)

     80 Arkay Drive
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                                    (Street)

     Hauppauge                        NY                   11788
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

     Standard Microsystems Corporation (SMSC)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year

     02/03
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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [x]  Officer (give title below)           [_]  Other (specify below)
     Sr. VP and C.F.O.
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [x]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
================================================================================

                                                                            5.             6.
                                                4.                          Amount of      Owner-
                                                Securities Acquired (A)or   Securities     ship
                                                Disposed of (D)             Beneficially   Form:       7.
                                                (Instr. 3, 4 and 5)         Owned at       EndDirect   Nature of
                    2.            3.            -------------------------   of Issuer's    (D) or      Indirect
1.                  Transaction   Transaction              (A)              Fiscal Year    Indirect    Beneficial
Title of Security   Date          Code              Amount  or  Price       (Instr. 3      (I)         Ownership
(Instr. 3)          (mm/dd/yy)    (Instr. 8)               (D)              and 4)         (Instr.4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                17,119         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                 1,178         I            By Trust*
====================================================================================================================================

* If the form is  filed  by more  than one  Reporting  Person,  see  Instruction
  4(b)(v).

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                           9.        10.
                                                                                                           Number    Owner-
                                                                                                           of        ship
                 2.                                                                                        Deriv-    of
                 Conver-                   5.                                    7.                        ative     Deriv-  11.
                 sion                      Number of                             Title and Amount          Secur-    ative   Nature
                 or                        Derivative      6.                    of Underlying     8.      ities     Secur-  of
                 Exer-                     Securities      Date                  Securities        Price   Bene-     ity:    In-
                 cise    3.                Acquired (A)    Exercisable and       (Instr. 3 and 4)  of      ficially  Direct  direct
                 Price   Trans-    4.      or Disposed     Expiration Date       ----------------  Deriv-  Owned     (D) or  Bene-
1.               of      action    Trans-  of (D)          (Month/Day/Year)               Amount   ative   at End    In-     ficial
Title of         Deriv-  Date      action  (Instr. 3,      --------------------            or       Secur-  of       direct  Owner-
Derivative       ative   (Month/   Code    4 and 5)        Date        Expira-            Number   ity     Year      (I)     ship
Security         Secur-  Day/      (Instr. ------------    Exer-       tion               of       (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)       ity     Year)     8)      (A)     (D)     cisable     Date      Title    Shares   5)      4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock   $22.450 04/04/02  A       50,000  --      04/04/03(1) 04/04/12  Common   50,000   --      50,000    D       --
Option                                                                           Stock
(Right to Buy)
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Employee Stock   --      10/29/02  D4(2)   --      50,000  04/04/03(1) 04/04/12  Common   50,000   --      0         --      --
Option                                                                           Stock
(Right to Buy)
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====================================================================================================================================

Explanation of Responses:

*    Held in Incentive Savings & Retirement Plan as of 2/28/03
(1) Exercisable cumulatively as to one-fourth of shares subject to option on each of first four anniversaries of transaction date.
(2) Individual surrendered the entire option grant back to issuer for the purpose of making the shares available for grant to other employees of the issuer with the understanding that the issuer has no obligation to issue replacement options.

   /s/Andrew M. Caggia                                        03/26/03
---------------------------------------------            -----------------------
   **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.